EXHIBIT 10.6
AMERICAN GREETINGS CORPORATION EXECUTIVE THIRD PARTY OPTION AGREEMENT
     THIS AGREEMENT, effective as of the ___day of ___, ___(the “Award Date”), is between American Greetings Corporation (hereinafter referred to as the “Company”), and ___(hereinafter referred to as the “Participant”).
WITNESSETH:
     WHEREAS, the Company has adopted the American Greetings Corporate Executive Third Party Option Plan (the “Plan”), which was adopted by the Company (“Board”) on ___, 2002, pursuant to an amendment of the American Greetings Corporation Executive Deferred Compensation Plan, and which provides for the grant of options to certain employees of the Company to purchase shares of mutual funds (the “Shares”) as listed in Appendix A as attached hereto;
     WHEREAS, the Participant has been selected by the Board to participate in the Plan, in accordance with the provisions thereof;
     WHEREAS, the Participant has been awarded an option on the Award Date; and
     WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the option.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and as an inducement to Participant to continue as an employee of the Company, the parties hereto hereby agree as follows:
1.	The Company awards to Participant on the Award Date this option (“Option”) to purchase from the Company, on the terms and conditions set forth herein and in the Plan, all or any part of the number of Shares listed in Appendix A (attached hereto) at the option price per Share equal to fifty percent (50%) of the fair market value of the underlying Share at the Award Date. The option exercise price thereafter shall adjust to 50 percent (50%) of the fair market value of the shares as of the closing price each business day. Notwithstanding, the Option Price shall not at any time be lower than 25 percent (25%) of the fair market value of a Share on the date of grant of the Option. The grant of this Option is effective on the Award Date.

2.	The Option shall vest immediately upon grant. If this Option Agreement covers base salary, then it shall govern all option awards with respect to base salary for the calendar year.

3.	This Option may be substituted in full or in part or may be exercised in full during the term of this Option. An Option shall be exercisable or may be substituted at any time during the plan year, but limited to once monthly. For each such exercise, the Participant must exercise that portion of the Option that is not less than one hundred percent (100%) of the fair market value of the underlying Shares at the date of exercise. For each such substitution, the Participant may substitute that portion of the Option that is equivalent to the fair market value of the underlying Shares at the date of substitution in ten percent (10%) increments. The term of the option will be ___years from the date of grant. Upon the Participant’s separation from service with the Company without cause or due to retirement, death or disability, or voluntary resignation, the exercise period generally will end on the tenth anniversary of the termination of employment or the full original term of the option, whichever occurs first. Should the Participant’s employment be terminated by the Company with cause, then the exercise period will end on the first anniversary of the termination of employment, or the full original term of the option, whichever occurs first.

4.	Change in Control. In the event of a Change in Control as defined in the Company’s Employee Stock Option Plan, the executive’s options shall remain exercisable for the remaining term of the option.

5.	In order to exercise this Option, or to substitute other Options for this Option as provided in Paragraph 17 of the Plan, the Participant must deliver written notice to the Company of her/his intent to exercise or substitute seven (7) days prior to the desired date of exercise or substitution. The written notice must be addressed to at One American Road, Cleveland, OH, 44144, and will be deemed delivered to the Company on the date of postmark by first class U.S. Mail. The Company will process the exercise or substitution as soon as practicable. In no event shall any transfer, substitution, or payment due to the participant from the sale of shares otherwise deliverable be made later than ten (10) days after the desired date of exercise.

6.	Upon exercise, the option price is payable either in cash or, at the election of the Participant, in Shares otherwise due to the Participant by

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exercise of this Option. Upon exercise of this Option in full, the Option Agreement shall be surrendered to the Company for cancellation. Upon payment of the option price, the Company shall deliver the Shares or cash to the Participant as soon as administratively feasible.

7.	The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which are required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Option, including, but not limited to, the withholding of the issuance of all or any portion of such Shares until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse itself for the amount it is required to so withhold, or taking any other action reasonably required to satisfy the Company’s withholding obligation.

8.	This Option and the rights and privileges conferred herewith shall not be sold, transferred, encumbered, hypothecated or otherwise anticipated by the Participant other than by will or the laws of descent and distribution. This Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities, or torts of the Participant, nor shall it be subject to garnishment, attachment, execution, levy or other legal or equitable process.

9.	The Participant (or his executor, administrator or beneficiary, should the Participant be deceased) may transfer at any time all or any of the shares acquired pursuant to the exercise of the Option (whether or not the Participant is then employed by the Company).

10.	Subject to the limitations on the transferability of this Option, this agreement shall be binding upon and inure to the benefit of the heirs, legal representative, successors and assigns of the parties hereto.

11.	The interpretation, performance and enforcement of this Agreement shall be governed by the laws of Ohio.

12.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and all other provisions shall remain in full force and effect.

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13.	The Participant accepts this Option subject to all the provisions of the Plan, which are incorporated herein, including the provisions that authorize the Board to administer and interpret the Plan and that provide that the Board’s decisions, determinations, and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.
     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

AMERICAN GREETINGS CORPORATION

By:

Title:

Participant

Address:

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APPENDIX A
Shares Subject to Option
Date of Grant _________________

Net Value
Percentage	Number	Description	Exercise Price of	Fair Market Value	of Shares	Vesting
of Award	of Shares	of Shares	Shares at Grant	of Shares at Grant	at Grant	Date

Request For Award of Options in Lieu of Current Deferred Compensation Plan Balance
American Greetings Corporation Executive Third Party Option Plan
This form is being submitted as written notice requesting a substitution of the balance currently attributable to the employee under the American Greetings Corporation Executive Deferred Compensation Plan (“the Deferral Plan”), into options under the American Greetings Corporation Executive Third Party Option Plan (“the Plan”). Pursuant to the Plan once you have substituted the balance from the Deferral Plan, you may not substitute the option for a credit to Deferral Plan.
Full Balance of Deferral to which this substitution relates: $                      or                     %

Identify the name of mutual fund(s) currently	Amount of Deferral to
in the Deferral Plan which you wish to convert from	be converted to Options
1.
2.
3.

Invest the following
Identify the name of mutual fund(s) you wish to	percentage of value
to be converted into	converted into this fund
1.	%
2.	%
3.	%
Total percent (must equal 100%)
The Deferral Amounts described above should be converted into an Option to acquire Shares in the new mutual fund(s) as of the close of trading on the following date (or the next business day if the date specified is a holiday):
By signing this form, I represent that I have fully read and understand the terms and conditions of the Plan, Deferral Plan and the related agreement as well as the prospectus of each mutual fund into which I am converting amounts under the above referenced Deferral and Option Plans. I acknowledge that my employer is in no way responsible for the investment results of the above option allocation.

Signature of Optionee	Print Name	Date

Request For Substitution of Option
American Greetings Corporation
Executive Third Party Option Plan
Pursuant to Section 17 of the above referenced Plan, this form is being submitted as written notice requesting a substitution of part or all of the Shares awarded under the Option Agreement identified below into other permissible Shares.
Date of Option Agreement to which this substitution relates:
               (Specify only one agreement per form)

Identify the name of mutual fund(s) currently specified	Number or % of Shares
in the Option which you wish to converted from	Option to be converted
(Minimum of 10%)
1.
2.
3.

Invest the following
Identify the name of mutual fund(s) you wish to	percentage of value
to be converted into	converted into this fund
1.	%
2.	%
3.	%

Total percent (must equal 100%)
The Optioned Shares described above should be converted into an Option to acquire Shares in the new mutual fund(s) as of the close of trading on the following date (or the next business day if the date specified is a holiday):
By signing this form, I represent that I have fully read and understand the terms and conditions of the Plan and the related agreement as well as the prospectus of each mutual fund into which I am converting Shares under the above referenced Option. I acknowledge that my employer is in no way responsible for the investment results of the above option allocation.

Signature of Optionee	Print Name	Date

American Greetings Corporation Executive Third Party Option Plan
Instructions for completing form for Request For Substitution of Option.
The plan documents for both the American Greetings Corporation Executive Third Party Option Plan (“Plan”) and the related Option Agreement under which your option was granted include specific provisions which control the substitution of one type of mutual fund shares into one or more other types of mutual fund shares subject to the Option. Accordingly, you should review those provisions carefully before completing this form.
American Greetings Corporation and its related entities (the “Employer”) are in no way providing you with any investment advice in connection with your decisions related to selecting mutual fund shares under any Option Agreement. You are responsible for all investment decisions made in connection with your selection of Shares under any Option Agreement, notwithstanding any other oral or written comments (direct or implied) by any employee of the Employer. It is highly recommended that you carefully read the prospectus for any mutual fund associated with the Option Plan before you elect to allocate any portion of your Options into such funds.
To assist you in completing this form, the following excerpts from the Plan document and the standard Option Agreement are set forth below. However, you are responsible for having read the entire Plan document and Option Agreement before completing this form.
Section 17 of the Plan document for the American Greetings Corporation Executive Third Party Option Plan (the “Plan”) provides as follows:
Substitution of Option. If a Participant has been granted an Option to purchase Shares under an Option Agreement, then except as limited by the terms of the Option Agreement, the Participant may direct that the Option be converted into an Option to purchase other Shares as listed in Appendix A. Such substitution shall only be allowed to the extent that, immediately following the substitution, the difference between the fair market value of the Shares subject to the substituted Option and the exercise price of the substituted Option is no greater than the difference which existed immediately prior to the substitution between the fair market value of the Shares subject to the original Option and the exercise price of the original Option. In no event shall a participant make substitutions more often than the frequency set forth in the Option Agreement or administrative procedures adopted by the Board from time to time.

Section 5 of the American Greetings Corporation Option Agreement provides:
In order to exercise this Option, or to substitute other Options for this Option as provided in Paragraph 17 of the Plan, the Participant must deliver written notice to the Company of her/his intent to exercise or substitute seven (7) days prior to the desired date of exercise or substitution. The written notice must be addressed to                 at One American Road, Cleveland, OH, 44144, and will be deemed delivered to the Company on the date of postmark by first class U.S. Mail. The Company will process the exercise or substitution as soon as practicable. In no event shall any transfer, substitution, or payment due to the participant from the sale of shares otherwise deliverable be made later than ten (10) days after the desired date of exercise.